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                                                                   EXHIBIT 3.1.1



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        TRAVELERS PROPERTY CASUALTY CORP.

                 (Pursuant to Section 33-801 of the Connecticut
                            Business Corporation Act)


            FIRST: The name of the Corporation is: Travelers Property Casualty Corp. (hereinafter the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Connecticut is One Commercial Plaza, Hartford, Connecticut, 06103. The name of its registered agent at that address is CT Corporation System.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Connecticut Business Corporation Act or any applicable successor act thereto, as the same may be amended from time to time (the "CBCA").

            FOURTH: A. Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue is 3,050,000,000 shares consisting of 1,500,000,000 shares of Class A common stock with a par value of $.01 per share (the "Class A Common Stock"), 1,500,000,000 shares of Class B common stock with a par value of $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and 50,000,000 shares of preferred stock with a par value of $.01 per share (the "Preferred Stock"). The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock then outstanding) by such affirmative vote of the votes entitled to be cast thereon as may be required at that time by the CBCA. Effective on March 19, 2002 (the "Effective Date") the shares of common stock, par value $100.00 per share, of the Corporation outstanding as of the close of business on the day prior to the Effective Date shall be reclassified into 269,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock.

            B. Ranking. The preferences, limitations and rights of the Class A Common Stock and Class B Common Stock, and the qualifications and restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.
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            C. Voting. Except as otherwise required by law or in this
Certificate of Incorporation, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of the Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together without regard to class, and every holder of the Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder's name, and every holder of the Class B Common Stock shall be entitled to cast thereon seven (7) votes in person or by proxy for each share of Class B Common Stock standing in such holder's name.

            The Corporation expressly elects not to be governed by the provisions of Sections 33-797(f), 33-817(j) or 33-831(h) of the CBCA pertaining to the shareholder vote required for corporations incorporated under the laws of the state of Connecticut prior to January 1, 1997 with respect to approval of an amendment of a certificate of incorporation, a plan of merger or share exchange or a sale of assets other than in the ordinary course of business.

            D. Amendments Affecting Stock. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without such affirmative vote of the votes entitled to be cast on the amendment by the holders of outstanding shares of Class A Common Stock voting as a single class as may be required at that time by the CBCA, (i) amend, alter or repeal any provision of Sections B through G of this Article FOURTH so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock or (ii) take any other action upon which class voting is required by law.

            E. Dividends; Changes in Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock. If the


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Corporation in any manner subdivides or combines the outstanding shares of Class
B Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately subdivided or combined, as the case may be.

            F. Liquidation. Shares of Class B Common Stock shall rank pari passu with shares of Class A Common Stock as to distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.

            G. Reorganization or Merger. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other class of stock.

            H. Preferred Stock.

                  (i) The Corporation may issue Preferred Stock from time to time in one or more series as the Board of Directors may establish by the adoption of a resolution or resolutions relating thereto, each series to have such designation, preferences, limitations and rights as may be determined by the Board of Directors before the issuance of any shares of such series, which preferences, limitations and rights shall, except to the extent otherwise permitted by the CBCA and provided in the description of such series, be identical with those of other shares of the same series of Preferred Stock, and the Board of Directors is hereby authorized to determine the preferences, limitations and rights of each series of Preferred Stock.

                  (ii) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the authority to determine that one or more series: (a) have special, conditional or limited voting rights, or no right to vote, except to the extent otherwise provided by the CBCA; (b) are redeemable or convertible (x) at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, or
(z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events; (c) entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative or partially cumulative; or (d) have preference over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the Corporation. The foregoing description of the designations, preferences, limitations and rights of series of Preferred Stock is not exhaustive.


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                  (iii) Before issuing any shares of a series created under this
Section H, the Corporation must deliver to the Secretary of the State for filing a Certificate of Amendment setting forth the terms determined under this Section H.

            I. Terms of Class or Series Determined by Board of Directors.

                  (i) To the extent permitted by the CBCA, the Board of Directors is authorized, without shareholder approval, to: (a) classify any unissued shares into one or more classes or into one or more series within a class; (b) reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or (c) reclassify any unissued shares of any series of any class into one or more classes or into one or more series within a class.

                  (ii) If the Board of Directors acts pursuant to subsection (i) above, it must determine the terms, including the preferences, rights and limitations, to the extent permitted under the CBCA, of: (a) any class of shares before the issuance of any shares of that class or (b) any series within a class before the issuance of any shares of that series.

                  (iii) Before issuing any shares of a class or series created under this Section I, the Corporation must deliver to the Secretary of the State for filing a Certificate of Amendment setting forth the terms determined under this Section I.

            J. Preemptive Rights. In accordance with Section 33-683(d) of the CBCA, the Corporation elects that its shareholders not have preemptive rights, and no shareholder of the Corporation shall have a preemptive right to acquire the Corporation's unissued shares.

            FIFTH: A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the number of directors to be determined from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the Class I directors shall expire at the annual shareholders' meeting in 2003; the term of the Class II directors shall expire at the annual shareholders' meeting in 2004; and the term of the Class III directors shall expire at the annual shareholders' meeting in 2005. At each succeeding annual meeting of shareholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as


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possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled solely by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled solely by a majority of the Board of Directors then in office. If the directors in office constitute fewer than a quorum of the Board of Directors, the vacancy may be filled by the affirmative vote of a majority of all directors remaining in office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

            B. A director may be removed from office by the shareholders only for cause. A director may be removed from office for cause only by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon.

            C. Advance notice of shareholder nominations for the election of directors and shareholder proposals for business to be conducted at any meeting of shareholders shall be given in the manner provided in the bylaws of the Corporation (the "Bylaws").

            D. Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article FIFTH.

            SIXTH: The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Connecticut at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

            SEVENTH: A. In anticipation that the Corporation and Citigroup may engage in the same or similar activities or lines of business and have an interest in the same


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areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Citigroup (including service of officers and directors of Citigroup as directors of the Corporation), the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Citigroup and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

            B. Subject to any contractual provisions to the contrary, Citigroup shall have the right to, and shall have no duty not to: (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation and (iii) employ or otherwise engage any officer or employee of the Corporation, and neither Citigroup nor any officer or director thereof (except as provided in Section C of this Article SEVENTH) shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any such activities of Citigroup or of such person's participation therein. In the event that Citigroup acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Citigroup and the Corporation, Citigroup shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that Citigroup pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

            C. In the event that a director or officer of the Corporation who is also a director or officer of Citigroup acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Citigroup, such director or officer of the Corporation (i) shall have fully satisfied and fulfilled such person's fiduciary duty to the Corporation and its shareholders with respect to such corporate opportunity,
(ii) shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that Citigroup pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article THIRTEENTH and the other provisions of this Certificate of Incorporation and (iv) shall be deemed not to have breached such person's duty of loyalty to the Corporation or its shareholders or to have derived an improper personal economic gain therefrom for the purposes of Article THIRTEENTH and the other provisions of this Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

                        (a) a corporate opportunity offered to any person who is an officer of the Corporation and who is also a director but not an officer of Citigroup shall belong to the Corporation, unless such opportunity is expressly offered to such person


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solely in his or her capacity as a director of Citigroup in which case such opportunity shall belong to Citigroup;

                        (b) a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director or officer of Citigroup shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Citigroup; and

                        (c) a corporate opportunity offered to any person who is an officer of both the Corporation and Citigroup shall belong to Citigroup unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of the Corporation, in which case such opportunity shall belong to the Corporation.

            D. For the purposes of this Article SEVENTH, "corporate opportunities" shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation's business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Citigroup or its officers or directors will be brought into conflict with that of the Corporation.

            E. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

            F. If any contract, agreement, arrangement or transaction between the Corporation and Citigroup involves a corporate opportunity and is approved in accordance with the procedures set forth in Article EIGHTH of this Certificate of Incorporation, Citigroup and its officers and directors shall also for the purposes of this Article SEVENTH and the other provisions of this Certificate of Incorporation (i) have fully satisfied and fulfilled their fiduciary duties to the Corporation and its shareholders, (ii) be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and (iii) be deemed not to have breached their duties of loyalty to the Corporation and its shareholders and not to have derived an improper personal economic gain therefrom. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal benefit, but shall be governed by the other provisions of this Article SEVENTH, this Certificate of Incorporation, the Bylaws, the CBCA and other applicable law.


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            G. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the CBCA, until the occurrence of the Operative Date (as defined below), the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH.

            H. For purposes of this Article SEVENTH, and, to the extent set forth therein, Article FOURTH, Article EIGHTH, Article NINTH (subject to Section E of Article NINTH) and Article TENTH (subject to Section B(iii) of Article TENTH) hereof:

                  (i) "Citigroup" shall mean Citigroup Inc., a Delaware corporation, all successors to Citigroup Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which Citigroup Inc. owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, but shall not include the Corporation;

                  (ii) the "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and

                  (iii) "Operative Date" shall mean the first date on which Citigroup ceases to own beneficially (excluding for such purposes shares of Common Stock beneficially owned by Citigroup but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of Citigroup being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock) shares entitled to twenty percent (20%) or more of the votes entitled to be cast by the then outstanding Common Stock.

            I. Except for this Section I, this Article SEVENTH shall become inoperative and of no effect following the Operative Date. Neither the alteration, amendment, termination or repeal of this Article SEVENTH nor the adoption of any provision inconsistent with this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption. Following the Operative Date, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article SEVENTH shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper


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personal economic gain, but shall be governed by the other provisions of this
Certificate of Incorporation, the Bylaws, the CBCA and other applicable law.

            EIGHTH: A. In anticipation that the Corporation and Citigroup may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom, the provisions of this Article EIGHTH are set forth to regulate and define certain contractual relations and other business relations of the Corporation as they may involve Citigroup, and the powers, rights, duties and liabilities of the Corporation in connection therewith. The provisions of this Article EIGHTH are in addition to, and not in limitation of, the provisions of the CBCA and the other provisions of this Certificate of Incorporation. Any contract or business relation which does not comply with the procedures set forth in this Article EIGHTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal economic gain, but shall be governed by the provisions of this Certificate of Incorporation, the Bylaws, the CBCA and other applicable law.

            B. No contract, agreement, arrangement or transaction between the Corporation and Citigroup shall be void or voidable solely for the reason that Citigroup is a party thereto, and Citigroup (i) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its shareholders with respect thereto, (ii) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation for purposes of Article THIRTEENTH and the other provisions of this Certificate of Incorporation and (iv) shall be deemed not to have breached its duties of loyalty to the Corporation and its shareholders and not to have received an improper personal economic gain therefrom for the purposes of Article THIRTEENTH and the other provisions of this Certificate of Incorporation, if:

                        (a) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                        (b) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of Common Stock entitled to vote thereon, and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast thereon, except shares that are beneficially owned or the voting of which is controlled by Citigroup.


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            C. Directors of the Corporation who are also directors or officers of Citigroup may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction. Common Stock owned by Citigroup may be counted in determining the presence of a quorum at a meeting of shareholders which authorizes the contract, agreement, arrangement or transaction.

            D. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article EIGHTH.

            E. For purposes of this Article EIGHTH, any contract, agreement, arrangement or transaction with any corporation, partnership, joint venture, limited liability company, trust, association or other entity in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

            F. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the CBCA, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH nor the adoption of any provision inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

            G. For purposes of this Article EIGHTH, Citigroup and Operative Date shall have the meanings set forth in Article SEVENTH.

            NINTH: A. In anticipation that Citigroup will remain a shareholder of the Corporation and may have continued contractual, corporate and business relations with the Corporation, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may impact Citigroup and its legal and regulatory status.

            B. The Corporation shall not, without the written consent of Citigroup, Inc. engage, directly or indirectly, in any act or activity which would result, either alone or after giving effect to the business, operations, properties, activities and legal and regulatory status of Citigroup and the Corporation, in: (i) Citigroup being required to file any notice, report or other document or make any registration with, obtain any approval, consent or


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authorization of or otherwise become subject to any statutes, rules, regulations, ordinances, orders, decrees or other legal restrictions of any federal, state, local or foreign governmental, administrative or regulatory authority, agency or instrumentality (collectively, "Applicable Law") or (ii) any director of the Corporation who is also a director or officer of Citigroup being ineligible to serve or prohibited from so serving as a director of the Corporation under or pursuant to any Applicable Law. Citigroup shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that Citigroup gives or withholds any consent for any reason in connection with this Article NINTH. No vote cast or other action taken by any person who is an officer, director or other representative of Citigroup which vote is cast or action is taken by such person in his or her capacity as a director of the Corporation shall constitute a consent of Citigroup for the purpose of this Article NINTH.

            C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

            D. For purposes of this Article NINTH, Citigroup and Operative Date shall have the meaning set forth in Article SEVENTH.

            E. For purposes of Section B of this Article NINTH and Section B of Article TENTH, "Citigroup Inc." shall mean Citigroup Inc. and its successors by way of merger, consolidation or sale of all or substantially all of its assets (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity).

            F. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the CBCA, until the occurrence of the Operative Date, the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH nor the adoption of any provision inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

            G. This Article NINTH shall become inoperative and of no effect following the Operative Date.

            TENTH: A. Prior to the Operative Date, the Corporation shall not, without the prior consent of the holders of not less than a majority of the Class B Common Stock then outstanding, permit any of the following to occur: (i) any consolidation or merger of the Corporation with or into any Person or of any Person with or into the Corporation


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(other than a merger or consolidation of the Corporation with or into a Wholly
Owned Subsidiary of the Corporation); (ii) any consolidation or merger of any Subsidiary of the Corporation with or into any Person or of any Person with or into any Subsidiary of the Corporation (other than a merger or consolidation of a Subsidiary of the Corporation with or into a Wholly Owned Subsidiary of the Corporation); (iii) the entry into or consummation by the Corporation or a Subsidiary of the Corporation of any transaction, or series of related transactions valued in the aggregate, involving consideration in excess of $5 million with any affiliate of the Corporation (other than Citigroup), other than
(a) the Transactions, (b) transactions which are on terms substantially the same as or more favorable to the Corporation than those that would be available from an unaffiliated third party, and (c) transactions between or among any of the Corporation and its Wholly Owned Subsidiaries; (iv) any sale, lease, exchange or other disposition or any acquisition (by way of merger or consolidation, acquisition of stock, other securities or assets, or otherwise), in each case by the Corporation or any Subsidiary of the Corporation, directly or indirectly in a single transaction, or series of related transactions valued in the aggregate, involving consideration in excess of $100 million (other than acquisitions, dispositions and transfers of securities pursuant to portfolio investment decisions in the ordinary course of business and transactions to which the Corporation and one or more Wholly Owned Subsidiaries of the Corporation are the only parties); (v) any increase or decrease in the authorized capital stock of the Corporation or the creation of any class or series of capital stock of the Corporation; (vi) any issuance by the Corporation or any Subsidiary of the Corporation of any shares of its respective capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock, except (a) the issuance of shares of capital stock of a Wholly Owned Subsidiary of the Corporation to the Corporation or another Wholly Owned Subsidiary of the Corporation, (b) pursuant to the Transactions, and (c) pursuant to employee and agent stock incentive awards in the ordinary course of business; (vii) the dissolution, liquidation or winding up of the Corporation; (viii) the election, removal or filling of a vacancy in the office of the Chief Executive Officer of the Corporation; (ix) the declaration of dividends on any class or series of the capital stock of the Corporation except for quarterly cash dividends on the Common Stock in an amount not to exceed $$0.06 per share; (x) the creation or incurrence of any issue of Indebtedness or series of related issuances of Indebtedness, or the guaranty of Indebtedness of any other Person, by the Corporation or any Subsidiary of the Corporation in excess of $100 million, except (a) in the ordinary course of the surety business of the Corporation's insurance subsidiaries, (b) pursuant to the Credit Facility, (c) guarantees given to states or insurance regulatory authorities thereof in connection with the licensing of the business of the Corporation or any Subsidiary of the Corporation in such jurisdiction and (d) any Indebtedness incurred in connection with the Concurrent Offering; or (xi) any change in the number of directors on the Board of Directors of the Corporation, the establishment of any committee of the Board of Directors of the Corporation, the nomination of the members of the Board of Directors of the Corporation or any committee thereof by the Board of Directors, the removal of any member of the Board of Directors of the Corporation or any committee thereof and the filling of newly


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
created memberships and vacancies on the Board of Directors of the Corporation or any committees thereof.

            B. Except as otherwise provided below, for purposes of this Article TENTH, Citigroup and Operative Date shall have the meanings set forth in Article SEVENTH. In addition, for purposes of this Article TENTH:

                  (i) "Citigroup Inc." shall have the meaning set forth in Article NINTH;

                  (ii) "Concurrent Offering" shall mean the offering of the Corporation's Convertible Junior Subordinated Notes due 2032 described in the Corporation's Registration Statement on Form S-1 (No. 333-82388) to be completed contemporaneously with the Initial Public Offering;

                  (iii) "Corporation" shall mean the Corporation (and not any other corporation, partnership, joint venture, limited liability company, trust, association or other entity);

                  (iv) "Credit Facility" shall mean the Credit Agreement, dated as of April 13, 2001, between a Subsidiary of the Corporation and Citigroup;

                  (v) "Distribution" shall mean the pro rata distribution by Citigroup Inc. of shares of Common Stock to holders of Citigroup Inc. common stock in a transaction qualifying under Section 355 of the Internal Revenue Code of 1986, as amended;

                  (vi) "Indebtedness" shall mean, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles);

                  (vii) "Initial Public Offering" shall mean the initial public offering of Class A Common Stock as contemplated by the Corporation's Registration Statement on Form S-1 (No. 333-82388);

                  (viii) "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

                  (ix) "Reorganization" shall mean the restructuring transactions of the Corporation entered into on or prior to the Initial Public Offering between the

Corporation and its Subsidiaries, on the one hand, and Citigroup(other than the Corporation and its Subsidiaries), on the other hand;

                  (x) "Subsidiary" of the Corporation shall include all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (a) in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (b) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (c) which would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended;

                  (xi) "Transactions" shall mean, collectively: (a) the Reorganization, (b) the Initial Public Offering, (c) the Concurrent Offering and
(d) the Distribution; and

                  (xii) "Wholly Owned Subsidiary" of the Corporation shall mean all Subsidiaries of the Corporation in which the Corporation owns (directly or indirectly) all of the outstanding voting stock, voting power, partnership interests or similar ownership interests, except for director's qualifying shares in nominal amount.

            C. Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by this Certificate of Incorporation or the CBCA, until the occurrence of the Operative Date, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH. Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

            ELEVENTH: A. Any action which, under the CBCA, may be taken at a meeting of shareholders may be taken without a meeting as follows: (i) by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys; or (ii) as long as Citigroup continues to own shares entitled to cast at least a majority of the votes entitled to be cast in the election of directors, by one or more consents in writing, bearing the date of signature and setting forth the action to be taken, signed by persons holding shares entitled to cast not less than eighty percent (80%) of the votes entitled to be cast thereon or to take such action, or their duly authorized attorneys, except that directors may not be elected by action of shareholders without a meeting of shareholders other than by unanimous written consent or pursuant to a plan of merger or consolidation. If action is proposed to be taken by written consent of less than all of such persons, or their duly authorized attorneys, notice in writing of such proposed action shall be given to each person who would be entitled to vote thereon at a meeting held for that purpose. Such notice shall be given in the manner of giving notice of a meeting of shareholders not less than twenty days nor more than fifty days before the date any such consents are to become effective. If not less than five days before the date any such consents are to become effective, the secretary of the Corporation shall have received from such persons, or their duly authorized attorneys, holding shares entitled to cast not less than one-tenth of the votes that would be entitled to be cast at a meeting to take such action, a demand in writing that such action not be taken by written consent, all persons to whom such notice was given shall be so notified, and the Corporation shall not take such proposed action except at a meeting of shareholders. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the shareholders.

            B. Except as otherwise required by law, special meetings of shareholders of the Corporation may be called only by (i) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chairman of the Executive Committee, the President or the Secretary of the Corporation or
(ii) any such officer at the request in writing of the Board of Directors or of the Executive Committee.

            C. Notwithstanding any other provision of this Certificate of Incorporation or the CBCA, the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article ELEVENTH.

            TWELFTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Connecticut, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The shareholders shall have the power to make, amend or repeal the Bylaws, provided, however, that the Bylaws shall not be amended, altered or repealed, nor shall any Bylaw provision be adopted, other than by the affirmative vote of eighty percent (80%) of the votes entitled to be cast thereon. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaws), the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast thereon shall be required to adopt, amend, alter or repeal any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article TWELFTH.

            THIRTEENTH: The personal liability to the Corporation or its shareholders of a person who is or was a director of the Corporation for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the Corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (3) of Section 33-840 of the CBCA, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation, or (e) create liability under Section 33-757 of the CBCA. The personal liability of a person who is or was a director to the Corporation or its shareholders for breach of duty as a director shall further be limited to the full extent allowed from time to time by Connecticut law. This Article THIRTEENTH shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date of this Article THIRTEENTH. Any lawful repeal or modification of this Article THIRTEENTH or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection of such person existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

            FOURTEENTH: A. To the fullest extent permitted by law, the Corporation shall indemnify any current or former director, officer or employee of the Corporation and any employee who is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association, employee benefit plan or other entity against all liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which such individual was or is a party or is threatened to be made a party by reason of such individual's current or former position with the Corporation or by reason of the fact that such individual is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association, employee benefit plan or other entity. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by the indemnitee against the Corporation.

            B. In addition to the obligations incurred by the Corporation under Section A of this Article FOURTEENTH, the Corporation shall indemnify its directors for liability, as defined in Section 33-770(5) of the CBCA, to any person for any action taken, or any failure to take any action, as a director, except liability that: (i) involved a knowing and culpable violation of law by the director; (ii) enabled the director or an associate (as defined in Section 33-840 of the CBCA) to receive an improper personal economic gain;

(iii) showed a lack of good faith and conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Corporation; or (v) created liability under Section 33-757 of the CBCA. Notwithstanding the preceding sentence, the Corporation shall not be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by the indemnitee against the Corporation. This Article FOURTEENTH shall not affect the indemnification or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of this Article FOURTEENTH.

            C. The Corporation shall advance funds to pay for or reimburse the reasonable expenses incurred by a current or former director or officer and any employee who is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association, employee benefit plan or other entity who is or was a party to a proceeding because he or she is or was a director or officer or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, association, employee benefit plan or other entity if he or she delivers to the Corporation: (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under a provision of this Certificate of Incorporation; and (ii) his or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under the CBCA and it is ultimately determined that he or she has not met the relevant standard of conduct required by this Certificate of Incorporation or by the CBCA. The Corporation shall not be obligated to advance expenses to any current or former employee or agent of the Corporation who is not a director or officer. However, the Corporation, in its discretion, may advance funds to any current or former employee or agent of the Corporation upon such terms and conditions as the Board of Directors deems appropriate.

            D. Except as otherwise expressly provided in this Article FOURTEENTH, the Corporation shall not be obligated by Section 33-776(d) of the CBCA to indemnify any current or former agent of the Corporation who is not a director. However, the Corporation may, in the discretion of the Board of Directors, indemnify any current or former agent of the Corporation who is not a director to the fullest extent permitted by law.

            FIFTEENTH: Except as provided in Articles FOURTH, FIFTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH and TWELFTH of this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Connecticut, and all rights of shareholders shall be subject to this reservation.

            SIXTEENTH: In accordance with Section 33-842(d)(2) of the CBCA, the Corporation expressly elects not to be governed by Sections 33-840 to 33-842 of the CBCA.


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